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                                                                EXHIBIT 10.3



                                SUPPLY AGREEMENT

                           Dated as of June 30, 1999

                                    Between

                                 DonJoy, L.L.C.

                                      And

                              Smith & Nephew, Inc.


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               SUPPLY AGREEMENT (this "Agreement"), dated as of June 30, 1999 between DonJoy, L.L.C., a Delaware limited liability company ("DonJoy, L.L.C.") and Smith & Nephew, Inc., a Delaware corporation ("S&N").

               WHEREAS, pursuant to a Recapitalization Agreement dated April 29, 1999 (the "Recapitalization Agreement") among DonJoy, L.L.C., S&N and Chase DJ Partners, LLC ("Investor"), DonJoy, L.L.C. is selling Investor 645,500 Common Units of DonJoy, L.L.C. and DonJoy, L.L.C. is redeeming 2,000,000 Common Units from S&N, such that upon consummation of the transactions contemplated by the Recapitalization Agreement, Investor will own approximately a ninety percent (90%) membership interest in DonJoy, L.L.C.;

               WHEREAS, it is a condition to Investor's obligations under the Recapitalization Agreement that S&N and DonJoy, L.L.C. enter into this Agreement;

               WHEREAS, any term not otherwise defined herein shall have the meaning ascribed to such term in the Recapitalization Agreement; and

               WHEREAS, the parties wish to provide for the continued supply to S&N by DonJoy, L.L.C. of certain products of the Business to be hereafter manufactured or sourced from third-party vendors and sold by DonJoy, L.L.C.;

               NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DonJoy, L.L.C. and S&N hereby agree as follows:

               1. PURCHASE AND SALE OF PRODUCTS. From time to time during the term of this Agreement, DonJoy, L.L.C. will sell to S&N and S&N will purchase from DonJoy, L.L.C. the health care products listed on Schedule 1 attached hereto, or such other products as may be mutually agreed by the parties, under brand names to be mutually agreed upon by the parties (the "Products").

               2.     PRICES AND TERM OF SALE.

               (a) The prices for the Products to be sold by DonJoy, L.L.C. to S&N pursuant to Section 1 shall be the prices currently being charged by DonJoy, L.L.C. as of the date first set forth above (the "Effective Date"). Such prices shall remain firm until December 31, 1999. No later than 90 days prior to the end of the current calendar year, DonJoy, L.L.C. shall inform S&N of its best distributor prices (including discounts and rebates offered to distributors by DonJoy, L.L.C.) for the next calendar year, which prices shall go into effect on January 1 of such calendar year if and to the extent agreed to in writing by S&N. All invoices from DonJoy, L.L.C. to S&N will be due and payable net within sixty (60) days. All shipments shall be FOB factory, all shipping charges shall be paid by S&N, and the title and risk of loss shall pass to S&N on delivery of the products to the common carrier designated by S&N. S&N shall be responsible for the payment of



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taxes assessed in respect of the sale and insurance relating to Products purchased from DonJoy, L.L.C.

               (b) To place an order for the Products hereunder, S&N shall deliver to DonJoy, L.L.C. purchase orders specifying the type and quantities of the Products to be purchased together with an example of the brand name and associated artwork, which purchase orders shall provide for the delivery date for the shipment. DonJoy, L.L.C. shall use commercially reasonable efforts to fill such purchase order within the time period set forth therein or, if such purchase order is for a quantity of Products that is substantially in excess of the quantity forecast by S&N pursuant to Section 3(b) for the applicable period, such other reasonable period of time as customarily required by DonJoy, L.L.C. to fill an order of such Products. For a period of forty-five (45) days following receipt of a shipment by S&N at the address specified in the applicable purchase order, S&N shall have the right of inspection and may reject any Product which (i) fails to meet specifications, (ii) was not Processed (as hereafter defined), Packaged (as hereafter defined) or shipped in compliance with applicable governmental or regulatory requirements or the provisions of this Agreement, (iii) which is defective in material or workmanship, (iv) otherwise fails to comply with the requirements of this Agreement or (v) which was damaged in transit. Any notice of rejection must be given on or before the forty-fifth (45th) day following receipt of the particular shipment of the Products by S&N, and any failure to give such notice shall be deemed to constitute acceptance of delivery; provided, however, that notices of rejection based on latent or otherwise unapparent defects in the Products may be given at any time following receipt of the particular shipment of the Products by S&N. If any defective or damaged Products are timely rejected by S&N, DonJoy, L.L.C. shall credit the account of S&N for the portion of the invoiced amount that relates to such defective or damaged Products, such credit to be applied against the invoice relating to such defective or damaged Products if not previously paid by S&N or, if such invoice has been paid by S&N, against future purchases of S&N under this Agreement. If, in lieu of such credit, S&N requests in its rejection notice that it desires to receive replacement Products, DonJoy, L.L.C. shall ship such replacement Products at DonJoy, L.L.C.'s expense within ten (10) days after receipt of, or as otherwise provided in, the notice of rejection hereunder. If requested by DonJoy, L.L.C., S&N shall return such defective or damaged Products to DonJoy, L.L.C. at DonJoy, L.L.C.'s expense. For purposes of this Agreement, the term "Packaged" shall mean the procedure whereby the Products, or any part thereof, were inspected, labeled, packaged and packed in accordance with the requisite specifications. The term "Processed" shall mean the procedures involved in the manufacture and preparation of the Products or any part thereof in accordance with the requisite specifications.

               3. QUANTITIES. (a) S&N shall have no obligation to purchase any specific or minimum quantities of Products; provided, however, that S&N shall not purchase any of the Products listed on Schedule 2 (the "Competing Products") from any Person other than DonJoy, L.L.C. without the prior written consent of DonJoy, L.L.C. Notwithstanding the preceding sentence, in the event that DonJoy, L.L.C. does not, or informs S&N that it will not, deliver such Competing Products to S&N on the terms set forth in the applicable purchase order and in accordance with this Agreement, then S&N may purchase such Competing Products from suppliers other than DonJoy, L.L.C.



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("Third Party Suppliers") upon 10 days' prior notice to DonJoy, L.L.C.;
provided that S&N shall not be entitled to purchase Competing Products from Third Party Suppliers if the sole reason for DonJoy, L.L.C.'s failure to deliver is S&N's refusal to pay the best distributor price for such Competing Products as set forth in Section 2(a). If S&N is entitled to purchase Competing Products from a Third Party Supplier it may do so for the period and on the terms reasonably required by such Third Party Supplier. No purchase by S&N of Competing Products from a Third Party Supplier in accordance with this Section 3(a) shall violate the noncompetition provisions of Section 8.5(a) of the Recapitalization Agreement. In addition, and by way of clarification, S&N may purchase Products other than the Competing Products (the "Noncompeting Products") from suppliers other than DonJoy, L.L.C. and may manufacture Noncompeting Products.

        (b) S&N shall give DonJoy, L.L.C. a 30 day forecast at the beginning of each month of its requirements for such month.

               4.     SPECIFICATIONS AND QUALITY CONTROL.

               (a) DonJoy, L.L.C. warrants that the Products sold pursuant to this Agreement (i) shall be Processed and Packaged in strict accordance with the specifications and quality control standards in effect immediately prior to the Effective Date (the "Specifications"); (ii) will be Processed and Packaged in accordance with all applicable laws, rules, orders and regulations, including good manufacturing practice, ISO and CE Marking requirements; (iii) will be free from defects in materials and workmanship; (iv) are merchantable and fit for the purposes for which the products were manufactured; (v) will be free of all liens and encumbrances; and (vi) will not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act or of any other applicable law, rule, order or regulation.

               (b) DonJoy, L.L.C. warrants that it shall maintain all material permits, registrations, licenses and any other approvals necessary to Package, Process and supply the Products under this Agreement.

               5.     TERM.

               (a) This Agreement shall remain in full force and effect until June 18, 2004 (the "Term") and shall be renewed or extended only on the formal written agreement of the parties.

               (b) Without waiving any other rights or remedies which may be available for breach or default of this Agreement, a party hereto may terminate this Agreement on thirty (30) days' written notice to the other party if:

                             (i) The other party makes an assignment for the
               benefit of creditors.


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                             (ii) A receiver shall be appointed to take over
               all or a substantial part of the other party's business or property and such receivership shall not have been vacated or stayed within thirty (30) days.

                             (iii) The other party commences any proceeding
               relating to itself under any bankruptcy, insolvency, and readjustment of debt, arrangement with creditors, dissolution, liquidation or similar laws of any jurisdiction now or hereafter in effect.

                             (iv) The other party is adjudicated insolvent or
               an order for relief is entered against such party under applicable bankruptcy law.

                             (v) The other party materially fails to perform
               any part of this Agreement or the Recapitalization Agreement or any other agreement contemplated thereby and, upon written notice of such failure by the other party, fails to remedy the same within thirty (30) days of such notice.

               6. CONFIDENTIALITY. During the term hereof and for a period of five (5) years thereafter, the parties agree that they will maintain in confidence all Confidential Information of the other party, and will not disclose such Confidential Information to any third party. As used herein, the term "Confidential Information" means technical, business, customer, marketing, financial, corporate or any other information of a party, or of its subsidiaries, affiliates or parent companies, which, whether or not pursuant to this Agreement, is disclosed orally or in writing or which another party obtains by any other means, excluding information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, or (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed.

               7.     INDEMNIFICATION AND INSURANCE.

               (a) DonJoy, L.L.C. will indemnify and hold S&N and its officers and affiliates harmless from and against any liability, damage, claims, cost or expense (including reasonable attorney's fees) ("Losses") arising out of (i) any injury, death or property damage arising out of the negligence or willful misconduct of DonJoy, L.L.C. or its employees or agents (except to the extent that such injury, death or damage was caused by the negligent act or willful misconduct of S&N) in any action or proceeding brought by any third party respecting such claim; (ii) DonJoy, L.L.C.'s negligent act or omission; (iii) DonJoy, L.L.C.'s misstatements or false claims with respect to the Products;
(iv) any product liability claims relating to the Products (other than those resulting from S&N's or any third party's fault which do not give rise to an indemnifiable claim against DonJoy, L.L.C. by S&N under the Recapitalization Agreement); (v) any governmentally-required recall of Products (other than those resulting from S&N's or a third party's fault which do not give rise to an indemnifiable claim against DonJoy, L.L.C. by S&N under the Recapitalization Agreement); (vi) DonJoy, L.L.C.'s failure to



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comply with DonJoy, L.L.C.'s obligations, covenants, and representations and warranties under this Agreement; and (vii) any claim of infringement by any third party of any patents or any claimed violation of any other intellectual property right of any third party arising in connection with the sale or distribution of Products pursuant hereto; provided, however, that in no event will S&N have any right to claim indemnity under this Section 7 if the events, facts or circumstances giving rise to such claim constitute a breach of any of the obligations, covenants, and representations and warranties of S&N contained in the Recapitalization Agreement, or otherwise give rise to an indemnifiable claim against S&N by DonJoy, L.L.C. thereunder. In order to ensure DonJoy, L.L.C.'s performance, DonJoy, L.L.C. shall obtain and maintain during the term of this Agreement at least Three Million Dollars ($3 million) of product liability and general public liability insurance with a deductible or self-insurance of no more than One Hundred Thousand Dollars ($100,000). DonJoy, L.L.C. shall name S&N as an additional insured party on such insurance and shall provide S&N with a certificate evidencing such coverage.

               (b) S&N will indemnify and hold DonJoy, L.L.C. and DonJoy, L.L.C.'s officers, managers, equity holders and affiliates harmless from and against any and all Losses arising out of (i) any injury, death or property damage arising out of the negligence or willful misconduct of S&N or its employees or agents (except to the extent that such injury, death or damage was caused by the negligent act or willful misconduct of DonJoy, L.L.C.) in any action or proceeding brought by any third party respecting such claim; (ii) S&N's negligent act or omission; (iii) S&N's misstatements or false claims with respect to the Products; (iv) S&N's misuse of the Product literature; and (v) S&N's failure to comply with its obligations, covenants, and representations and warranties hereunder.

               (c)  Indemnification Procedures

               Each party shall be entitled to the indemnify described in paragraphs (a) and (b) of this Section provided the following conditions are met; the party obliged to provide indemnification is referred to as the "Indemnifying Party", and the party entitled to be indemnified is referred to as the "Indemnified Party":

                             (i) Promptly upon learning of any claim for which
               indemnification is sought from the Indemnifying Party, the Indemnified Party shall notify the Indemnifying Party of such claim and shall furnish to the Indemnifying Party all information known and available to the Indemnified Party related to such claim.

                             (ii) In the event of the commencement of
               litigation on the basis of such claim, the Indemnified Party shall tender the defense of such litigation to the Indemnifying Party.

                             (iii) The Indemnified Party shall comply with any
               such reasonable instructions received from the Indemnifying Party relating to



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               settlement of such claim (unless settlement of the claim would establish an adverse precedent for other similar claims in the future), if any, to the extent that it lies within the power of the Indemnified Party to comply with any such instructions, excluding any instruction that requires the Indemnified Party to license or otherwise make available technology or other confidential information to a third party.

                             (iv) If the Indemnifying Party undertakes defense
               of such litigation, the Indemnifying Party shall be entitled to appoint its attorneys to defend the case in the name of the Indemnified Party, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its chosen attorneys in the defense of such litigation. The Indemnified Party shall be free to appoint its own attorneys in the same litigation, at its sole expense, although all decisions with respect to the conduct or settlement of such litigation shall remain solely with the Indemnifying Party.

               8. INDEPENDENT CONTRACTORS. Each party shall be treated for all purposes as an independent contractor and not as an agent or representative of the other party. Each party shall be responsible for complying with laws and regulations applicable to its business, for obtaining required licenses and permits, for the payment of applicable taxes, and for the conduct and compensation of its own employees.

               9. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

               If to DonJoy, L.L.C., to:

               DonJoy, L.L.C.
               2985 Scott Street
               Vista, California 92083-8339
               Attention: President


               If to S&N, to:

               Smith & Nephew, Inc.
               1450 Brooks Road
               Memphis, Tennessee  38116
               Attention:  General Counsel

or to such other address as such party may indicate by a notice delivered to the other party hereto.

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               10. SUCCESSORS AND ASSIGNS. This Agreement shall not be
assignable by either party without the written consent of the other party; provided, however, that DonJoy, L.L.C. may assign its rights and obligations under this Agreement to any of its affiliates or subsidiaries (including DJ Orthopedics, LLC) without the consent of S&N; provided further, that neither party hereto shall be released from any of its obligations hereunder by reason of any such assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

               11. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein and supersedes all prior agreements, understandings or letters of intent between or among any of the parties hereto. Contrary provisions in any purchase order, invoice or other commercial documentation shall be of no force and effect. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

               12. INTERPRETATION. Headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

               13. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if it is authorized in writing by the other party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

               14. FORCE MAJEURE. The obligations and performance of a party hereto shall be excused if made impossible by strikes, riots, fire, inability to obtain or shortages of labor, materials, equipment or transportation, war, acts of God, natural disasters or other causes beyond the reasonable control of the party and acts in compliance with applicable law, regulation or order (whether valid or invalid of any governmental body).

               15. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.


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               16. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of DonJoy, L.L.C. and S&N. An executed copy hereof delivered by facsimile shall be deemed an original instrument.

               17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                 DONJOY, L.L.C.

                                 By:    /s/ Leslie H. Cross
                                        ------------------------------
                                        Name:  Leslie H. Cross
                                        Title: President and CEO

                                 SMITH & NEPHEW, INC.

                                 By:    /s/ Clifford K. Lomax
                                        ----------------------------
                                        Name:  Clifford K. Lomax
                                        Title: Treasurer

                      [SIGNATURE PAGE TO SUPPLY AGREEMENT]


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                                   SCHEDULE 1

                                PRODUCT LISTING

1.      All ProCare line products (including ProCare OEM products).

2. All DonJoy products listed in the Rehabilitation Division, Smith & Nephew, Inc. 1999 Catalog for the United States (including DonJoy OEM products) and any replacement and substitutions therefor and improvement thereto; provided that S&N shall not export any such products from the United States after March 31, 2000.


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                                   SCHEDULE 2

        Schedule 8.5(a)(ii) to the Recapitalization Agreement and the provisions of Section 8.7 of the Recapitalization Agreement relating to high tech hinged knee braces incorporating technology covered by the Victoria Patents (as defined in the Recapitalization Agreement) are incorporated by reference herein.